Exhibit 16.2

October 12, 2009

United States Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Dear Commissioners:

We have received a copy of, and are in agreement with, the statements made by Hydrodynex, Inc. (the “Registrant”), in Item 4.02 of its Current Report on Form 8-K dated October 12, 2009 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review” to be filed with the Commission.  We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Li & Company, PC

Li & Company, PC